Exhibit 99.1

VMware Reports First Quarter 2012 Results

- Year-over-Year Revenue Growth of 25% to $1.06 Billion

- Operating Margin of 20.6%; Non-GAAP Operating Margin of 32.6%

- Trailing Twelve Months Operating Cash Flows Growth of 64% to $2.12 Billion; Free Cash Flows Growth of 53% to $2.07 Billion

PALO ALTO, Calif., April 18, 2012 — VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced financial results for the first quarter of 2012:

•	Revenues for the first quarter were $1.06 billion, an increase of 25.1% from the first quarter of 2011, and 24.8% measured in constant currency.

•

Operating income for the first quarter was $217 million, an increase of 41% from the first quarter of 2011. Non-GAAP operating income for the first quarter was $344 million, an increase of 36% from the first quarter of 2011.

•

Net income for the first quarter was $191 million, or $0.44 per diluted share, compared to $126 million, or $0.29 per diluted share, for the first quarter of 2011. Non-GAAP net income for the quarter was $287 million, or $0.66 per diluted share, compared to $204 million, or $0.48 per diluted share, for the first quarter of 2011.

•	Trailing twelve months operating cash flows were $2.12 billion, an increase of 64%. Trailing twelve months free cash flows were $2.07 billion, an increase of 53%.

•	Cash, cash equivalents and short-term investments were $5.22 billion and unearned revenue was $2.81 billion as of March 31, 2012.

U.S. revenues for the first quarter of 2012 grew 21% to $485 million from 2011. International revenues grew 28% to $570 million from 2011.

License revenues for the first quarter of 2012 were $482 million, an increase of 15% from 2011. Service revenues, which include software maintenance and professional services, were $573 million for 2012, an increase of 35% from 2011.

“The quarter’s solid performance across our portfolio underscores the value that VMware is providing customers as they work to transform their IT organizations,” said Paul Maritz, chief executive officer, VMware.

“VMware is well positioned for growth as the leader in virtualization and cloud infrastructure,” said Mark Peek, chief financial officer, VMware. “Second quarter 2012 revenues are expected to be in the range of $1.10 and $1.12 billion. Annual 2012 revenues are expected to be in the range of $4.525 and $4.625 billion, an increase of 20% to 23% from 2011, and annual license revenues are expected to grow between 12% and 16%.”

Recent Highlights & Strategic Announcements

•

In January 2012, VMware announced the availability of the VMware vCenter™ Operations Management™ Suite, a comprehensive management portfolio designed to help customers deliver IT as a service by simplifying and automating the operations of virtual and cloud environments. Updates to the VMware vCenter Operations Management Suite include deeper integration of capacity and configuration management capabilities and new “application awareness” to enable customers to optimize infrastructure operations based on application needs.

•

In February 2012, VMware unveiled at VMware Partner Exchange new solution competencies, programs and rewards designed to help partners guide their customers into the Cloud Era. The event grew by approximately 20% over 2011, attracting 4,000 IT experts from around the world to hear about the latest virtualization and cloud technology trends and learn hands-on how they can become the trusted advisers that will move customers to the next phase of IT as a service.

•

VMware recently celebrated the anniversary of Cloud Foundry™, the industry’s open platform as a service with announcements of new partnerships, a new system for managing open source software contributions, new tools for operating large-scale services, and additional multi-cloud deployment choices.

•

In April, VMware announced the availability of VMware Accelerate Advisory Services. Addressing the increasing role IT organizations play in the overall effectiveness of business outcomes, these new strategy consulting services will target C-level executives, introducing a method to help accelerate IT and business transformation and deepen the understanding of how cloud computing can deliver business results.

VMware plans to host a conference call today to review its first quarter 2012 results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 60 days.

About VMware

VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2011 revenues of $3.77 billion, VMware has more than 350,000 customers and 50,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

# # #

VMware, VMware vCenter Operations and Cloud Foundry are registered trademarks or trademarks of VMware, Inc. in the United States and/or other jurisdictions. Other marks mentioned herein are trademarks, which are proprietary to VMware, Inc. or another company.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s second quarter and annual revenue and license revenue projections, our expectations for growth and leadership in virtualization and cloud infrastructure, and expected benefits to customers of newly available VMware products and services, such as the VMware vCenter Operations Management Suite, Cloud Foundry and VMware Accelerate Advisory Services. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and promotions and beta programs; (v) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing and desktop virtualization; (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; (xiii) the successful integration of acquired companies and assets into VMware; and (xiv) fluctuating currency exchange rates. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Nick Fuentes

VMware Global Communications

nfuentes@vmware.com

650-427-1104

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2012	2011
Operating activities:
Net income	$191,436	$125,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,766	80,949
Stock-based compensation, excluding amounts capitalized	81,806	80,573
Excess tax benefits from stock-based compensation	(53,682)	(50,008)
Other	(928)	962
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	226,550	81,340
Other assets	(47,706)	(17,920)
Due to/from EMC, net	55,548	60,700
Accounts payable	12,525	9,398
Accrued expenses	(94,817)	(68,569)
Income taxes receivable from EMC	—	35,444
Income taxes payable	55,366	32,927
Deferred income taxes, net	(34,955)	(12,077)
Unearned revenue	99,695	118,386

Net cash provided by operating activities	576,604	477,917

Investing activities:
Additions to property and equipment	(33,671)	(27,046)
Capitalized software development costs	—	(27,422)
Purchases of available-for-sale securities	(701,463)	(598,767)
Sales of available-for-sale securities	422,317	153,097
Maturities of available-for-sale securities	256,977	215,579
Purchase of strategic investments	(5,750)	(14,000)
Business acquisitions, net of cash acquired	—	(14,950)
Transfer of net assets under common control	—	(12,490)
Other investing	4,253	(42,487)

Net cash used in investing activities	(57,337)	(368,486)

Financing activities:
Proceeds from issuance of common stock	111,041	90,171
Repurchase of common stock	—	(147,729)
Excess tax benefits from stock-based compensation	53,682	50,008
Shares repurchased for tax withholdings on vesting of restricted stock	(13,637)	(21,912)

Net cash provided by (used in) financing activities	151,086	(29,462)

Net increase in cash and cash equivalents	670,353	79,969
Cash and cash equivalents at beginning of the period	1,955,756	1,628,965

Cash and cash equivalents at end of the period	$2,626,109	$1,708,934

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2012	2011
Revenues:
License	$481,927	$418,999
Services	573,255	424,722

Total revenues	1,055,182	843,721
Operating expenses (1):
Cost of license revenues	56,743	56,018
Cost of services revenues	114,172	93,879
Research and development	222,390	169,163
Sales and marketing	363,412	302,924
General and administrative	81,300	68,235

Operating income	217,165	153,502
Investment income	5,743	3,406
Interest expense with EMC	(1,287)	(959)
Other income, net	2,285	165

Income before income taxes	223,906	156,114
Income tax provision	32,470	30,302

Net income	$191,436	$125,812

Net income per weighted-average share, basic for Class A and Class B	$0.45	$0.30
Net income per weighted-average share, diluted for Class A and Class B	$0.44	$0.29
Weighted-average shares, basic for Class A and Class B	424,989	417,444
Weighted-average shares, diluted for Class A and Class B	433,213	429,247

(1) Includes stock-based compensation as follows:
Cost of license revenues	$440	$466
Cost of services revenues	5,819	5,588
Research and development	39,377	41,884
Sales and marketing	25,234	22,523
General and administrative	10,936	10,112

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,626,109	$1,955,756
Short-term investments	2,596,146	2,556,450
Accounts receivable, net of allowance for doubtful accounts of $2,734 and $3,794	657,243	882,857
Due from EMC, net	18,251	73,799
Deferred tax asset	139,674	128,471
Other current assets	97,223	80,439

Total current assets	6,134,646	5,677,772
Property and equipment, net	523,687	525,490
Capitalized software development costs, net and other	139,942	154,236
Deferred tax asset	179,986	156,855
Intangible assets, net	388,233	407,375
Goodwill	1,759,036	1,759,080

Total assets	$9,125,530	$8,680,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,744	$49,747
Accrued expenses and other	489,100	587,650
Unearned revenues	1,788,670	1,764,109

Total current liabilities	2,340,514	2,401,506
Note payable to EMC	450,000	450,000
Unearned revenues	1,019,443	944,309
Other liabilities	119,933	114,711

Total liabilities	3,929,890	3,910,526
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 126,852 and 123,610 shares	1,269	1,236
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	3,442,994	3,212,264
Accumulated other comprehensive income	4,335	1,176
Retained earnings	1,744,042	1,552,606

Total stockholders’ equity	5,195,640	4,770,282

Total liabilities and stockholders’ equity	$9,125,530	$8,680,808

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2012

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$56,743	(440)	(16)	(13,279)	—	(21,838)	—	$21,170
Cost of services revenues	$114,172	(5,819)	(454)	(1,098)	—	—	—	$106,801
Research and development	$222,390	(39,377)	(1,923)	(751)	—	—	—	$180,339
Sales and marketing	$363,412	(25,234)	(1,999)	(2,932)	—	—	—	$333,247
General and administrative	$81,300	(10,936)	(382)	—	(39)	—	—	$69,943
Operating income	$217,165	81,806	4,774	18,060	39	21,838	—	$343,682
Operating margin	20.6%	7.8%	0.4%	1.7%	—	2.1%	—	32.6%
Income before income taxes	$223,906	81,806	4,774	18,060	39	21,838	—	$350,423
Income tax provision	$32,470						30,606	$63,076
Tax rate	14.5%							18.0%
Net income	$191,436	81,806	4,774	18,060	39	21,838	(30,606)	$287,347
Net income per weighted-average share, basic for Class A and Class B (3)	$0.45	$0.19	$0.01	$0.04	$—	$0.06	$(0.07)	$0.68
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.44	$0.19	$0.01	$0.04	$—	$0.05	$(0.07)	$0.66

(1)	For the first quarter of 2012, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $21.8 million for the first quarter of 2012.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 424,989 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 433,213 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$56,018	(466)	(24)	(9,040)	—	(28,465)	—	—	$18,023
Cost of services revenues	$93,879	(5,588)	(377)	(1,242)	—	—	—	—	$86,672
Research and development	$169,163	(41,884)	(2,071)	(797)	—	32,304	(4,882)	—	$151,833
Sales and marketing	$302,924	(22,523)	(1,053)	(2,089)	—	—	—	—	$277,259
General and administrative	$68,235	(10,112)	(239)	(36)	(172)	—	—	—	$57,676
Operating income	$153,502	80,573	3,764	13,204	172	(3,839)	4,882	—	$252,258
Operating margin	18.2%	9.5%	0.4%	1.6%	—	-0.4%	0.6%	—	29.9%
Income before income taxes	$156,114	80,573	3,764	13,204	172	(3,839)	4,882	—	$254,870
Income tax provision	$30,302							20,672	$50,974
Tax rate	19.4%								20.0%
Net income	$125,812	80,573	3,764	13,204	172	(3,839)	4,882	(20,672)	$203,896
Net income per weighted-average share, basic for Class A and Class B (3)	$0.30	$0.19	$0.01	$0.03	$—	$(0.01)	$0.01	$(0.04)	$0.49
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.29	$0.19	$0.01	$0.03	$—	$(0.01)	$0.01	$(0.04)	$0.48

(1)	For the first quarter of 2011, we capitalized $32.3 million (including $4.9 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $28.5 million for the first quarter of 2011.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 417,444 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 429,247 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2012	2011
Revenues:
License	$481,927	$418,999
Services:
Software maintenance	492,270	363,806
Professional services	80,985	60,916

Total services	573,255	424,722

Total revenues	$1,055,182	$843,721

Percentage of revenues:
License	45.7%	49.7%
Services:
Software maintenance	46.6%	43.1%
Professional services	7.7%	7.2%

Total services	54.3%	50.3%

Total revenues	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2012	2011
GAAP cash flows from operating activities	$576,604	$477,917
Capitalized software development costs	—	(27,422)
Excess tax benefits from stock-based compensation	53,682	50,008
Capital expenditures	(33,671)	(27,046)

Free cash flows	$596,615	$473,457

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	For the Trailing Twelve Months Ended March 31,
	2012	2011
GAAP cash flows from operating activities	$2,124,320	$1,297,354
Capitalized software development costs	(46,576)	(69,710)
Excess tax benefits from stock-based compensation	228,177	249,547
Capital expenditures	(236,716)	(127,629)

Free cash flows	$2,069,205	$1,349,562

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP operating margin, free cash flows and trailing twelve-month free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items and the net effect of the amortization and capitalization of software development costs.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of certain of the stock-based instruments we utilize involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock options, which is an element of our ongoing stock-based compensation expense, is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies. In addition, we account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•

Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Additionally, VMware does not acquire businesses on a predictable cycle.

•	Capitalized software development costs. Capitalized software development costs encompasses capitalization of development costs and the subsequent amortization of the capitalized costs over the useful life of the product. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. To the extent that we capitalize costs under generally accepted accounting guidance, we increase our GAAP operating cash flows due to the reduced expense recognized within net income and paid out in cash during the period. Historically, the amount of software development costs that we capitalized during a given fiscal period was often significant. However, following the release of VMware vSphere 5 and the comprehensive suite of cloud infrastructure technologies in the third quarter of 2011, management determined that VMware’s go-to-market strategy had changed from single solutions to product suite solutions. As a result of this change in strategy, and the related increased importance of interoperability between our products, the length of time between achieving technological feasibility and general release to customers has significantly decreased. Given that we expect the majority of our product offerings to be suites or to have key components that interoperate with our other product offerings, the costs incurred subsequent to achievement of technological feasibility are expected to be immaterial in future periods and we do not expect to record significant capitalized software development costs under our current strategy. We did not record capitalized software development costs during the first quarter of 2012. We also expect amortization of previously capitalized software development costs to steadily decline as previously capitalized software development costs become fully amortized.

•

Tax Adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating our non-GAAP income. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude capitalization of software development costs and the excess income tax benefit from stock-based compensation from our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

Revenue Growth in Constant Currency

We invoice and collect in the Euro, the British Pound, the Japanese Yen, and the Australian Dollar in their respective regions. As a result, our total revenues are affected by changes in the U.S. Dollar against these currencies.

In order to provide a comparable framework for assessing how our business performed excluding the effect of foreign currency fluctuations, management analyzes year-over-year revenue growth on a constant currency basis. Since all of our entities operate with the U.S. Dollar as their functional currency, unearned revenues for orders booked in currencies other than U.S. Dollars are converted into U.S. Dollars at the exchange rate in effect for the month in which each order is booked. We calculate constant currency on license revenues recognized during the current period that were originally booked in currencies other than U.S. Dollars by comparing the exchange rates used to recognize revenue in the current period against the exchange rates used to recognize revenue in the comparable period. We do not calculate constant currency on services revenues, which include software maintenance revenues and professional services revenues.